Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into on November 7, 2013, by and between Pierre Legault (“Executive”) and NephroGenex, Inc., a Delaware corporation (the “Company”).

1.             Position and Duties.

(a)           Position. The Company hereby engages Executive as the Chief Executive Officer of the Company. As such, he shall be the most senior employee of the Company, shall report directly to the Board of Directors of the Company (the “Board”) and have all the responsibilities, duties and authority reasonably expected of a chief executive officer. Throughout the term of employment, Executive’s responsibilities shall include, but not be limited to, maintaining a strong relationship and excellent communication with the Board; and effectively managing the Company’s President, Chief Scientific Officer, Chief Financial Officer, as well as the functional areas of Investor Relations, Public Relations, Communications and Legal.

Prior to the occurrence of a Capital Increase (as defined in Section 3, below), and in addition to the duties and responsibilities set forth immediately above, Executive’s duties and responsibilities shall also include, but not be limited to, seeking to complete a Capital Increase (whether by initial public offering or alternative financing). In the event Executive remains employed by the Company after the occurrence of a Capital Increase, then in addition to the duties and responsibilities set forth immediately above, Executive’s duties and responsibilities shall also include, but not be limited to, seeking to launch two Phase 3 clinical trials for Pyridorin and formulating and seeking to execute a Company exit strategy to the satisfaction of the Board.

Executive will also continue to serve as a member of the Board, subject to re-election by the Company’s stockholders from time to time. At the end of each term of his service on the Board, the Company agrees to use its best efforts to cause Executive to be nominated for re-election to the Board and to recommend his re-election to stockholders, so long as he remains employed by the Company as of the time of such recommendation.

(b)           Obligations to the Company. Executive shall devote as much of his energies, interest, abilities and productive time to his position as reasonably necessary. The Company expressly agrees that Executive may serve or continue to serve on the boards of directors of Forest Laboratories and Regado Biosciences. In addition, Executive may accept appointment to other corporate and charitable boards with the consent of the Company, which consent will not be withheld if service on such other boards would not materially interfere with his service to the Company.

(c)           Right to Provide Services; Conflict of Interest. Executive hereby represents and warrants to the Company that (i) he has full right and authority to enter into this Agreement and to perform his obligations hereunder, and (ii) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not conflict with or breach any agreement, order or decree to which he is a party or by which he is bound.

(d)            Location. Executive will perform his duties in or near Berwyn, Pennsylvania, either at his home office or in office space leased by the Company and reasonably acceptable to him (excepting occasional travel, as reasonably necessary).

2.             Term. Executive will be employed by the Company in accordance with the terms of this Agreement commencing as of October 18, 2013 (the “Commencement Date”), and continuing until his employment ceases for any of the following reasons:

(a)           either party gives written notice at least thirty (30) days prior to the effective date of such termination; or

(b)           the Company terminates the Agreement at any time, without advance notice, upon any of the following events (each such event a ground for a termination of Executive’s employment for “Cause”):

i.	a material breach of any term or condition of this Agreement by Executive, regardless of the reason therefore;
ii.	Executive’s fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity;
iii.	Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;
iv.	Executive’s refusal to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, upon the Company’s request;
v.	Executive’s debarment or criminal conviction that could lead to debarment, under the Generic Drug Enforcement Act or the Executive’s being debarred, excluded or otherwise made ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. §1320a-7b(f)) or in any other governmental payment program; or
vi.	Executive’s conviction of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude; or

(c)           Executive terminates the Agreement for “Good Reason,” which for this purpose will mean:

i.	any adverse change in Executive’s title, authority or duties (including, without limitation, the assignment to Executive of duties materially inconsistent with his position), or
ii.	any other material breach by the Company of any term or condition of this Agreement;

provided that (x) Executive notifies the Company in writing within 90 days after he first becomes aware of such event, (y) the Company fails to cure such event within 30 days after receipt of such written notice, and (z) Executive resigns employment within 60 days following expiration of such cure period; or

(d)           automatically upon Executive’s death.

Notwithstanding the above, Executive will not have “Good Reason” to resign if Executive’s title, authority or duties are changed to accommodate Executive’s physical or mental condition pursuant to the Americans with Disabilities Act, the Family and Medical Leave Act, or any similar disability laws. The rights and obligations of Sections 5 and 8 through 10 shall survive any termination or expiration of this Agreement.

3.             Compensation.

(a)           Base Salary. The Company shall pay to Executive an annual base salary of $360,000 per year (as increased from time to time, the “Base Salary”). The Base Salary will increase to a rate of not less than $400,000 per year upon (i) the Company’s receipt, after the date hereof, of a total of $20,000,000 in new capital (whether debt, equity or a combination of debt and equity, but excluding capital raised from currently existing equity investors), or (ii) the consummation of the first underwritten public offering of the Company’s Common Stock under the Securities Act of 1933, as amended (either (i) or (ii), the “Capital Increase”).

(b)           Annual Bonus. With respect to each fiscal year of the Company ending during his employment, Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) based on achievement of reasonable individual and corporate performance objectives established by the Board and communicated to Executive; provided, however, that for the first fiscal year of the Company commencing after the date hereof (and subsequent years, if a Capital Increase has not been completed during that first fiscal year), the principal performance objective relevant to the payment of that year’s Annual Bonus will be the successful completion of the Capital Increase. The target amount of Executive’s Annual Bonus for each fiscal year will be 50% of the Base Salary paid or payable to Executive for his service in that year. To receive any Annual Bonus otherwise earned for a given fiscal year, Executive must remain employed by the Company through the last business day of that year. Any Annual Bonus earned by Executive will be paid no later than March 15 of the year following the end of the applicable fiscal year.

(c)           Employee Benefits. Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its management-level employees, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that until the Capital Increase, the Company will pay Executive a monthly stipend equal to 175% of the monthly premiums payable by him for coverage for himself and his dependents under the individual health, dental and vision insurance policies he reasonably selects, subject to reduction for applicable taxes and withholding as required by law, and provided that such monthly stipend does not violate applicable law (including the 2010 Patient Protection and Affordable Care Act, as amended).

(d)           Vacations. In addition to holidays observed by the Company, Executive will be entitled to accrue six weeks of paid vacation each year in accordance with the published policies of the Company; provided, however, that for the year in which Executive’s employment commences (or any other partial year of service), this vacation allotment will be pro-rated.

(e)           Restricted Stock Units. Upon execution of this Agreement, the Company shall grant Executive restricted stock units (the “RSU Award”) in accordance with the terms of a “Restricted Stock Unit Agreement” and “Grant Notice” to be provided to Executive simultaneously with this Agreement. The restricted stock units represent the right to receive 156,000 shares (the “RSU Shares”) of the Company’s Common Stock upon the satisfaction of certain vesting requirements and other conditions outlined in the Restricted Stock Unit Agreement.

If, during the period of Executive’s continuous service with the Company after the date of this Agreement, the number of issued and outstanding shares of capital stock of the Company increases (“Additional Shares”), including, without limitation, in connection with an initial public offering of the Company’s Common Stock (an “IPO”) or a stock dividend with respect to the preferred stock of the Company, but not including in connection with the conversion of convertible debt or convertible promissory notes issued prior to the first anniversary of the Commencement Date, then the Board shall promptly approve an additional option under the NephroGenex, Inc. 2005 Stock Option Plan (as amended and restated effective August 13, 2007) or any successor plan (each, a “True Up Option”) covering a number of shares of Common Stock equal to three ninety-sevenths (3/97) of the Additional Shares, rounded to the nearest whole share. For this purpose, the term “issued and outstanding shares of capital stock” means, at any given time, the total number of shares of Common Stock or Preferred Stock of the Company that are then issued and outstanding (with the number of shares of Preferred Stock calculated on an as-converted to Common Stock basis), plus (i) any shares reserved for issuance under the Company’s 2005 Stock Option Plan or any successor plan, whether or not subject to outstanding awards, and (ii) shares subject to outstanding warrants or other convertible or exercisable securities (other than any then outstanding convertible debt or convertible promissory notes issued by the Company prior to the first anniversary of the Commencement Date). Notwithstanding any other provision of this Agreement, the Company will have no obligation to award any True Up Options with respect to the issuance or authorization of Additional Shares after the first anniversary of Company’s first Capital Increase (or, if sooner, after the closing of an IPO). The term and vesting schedule for each such True Up Option shall be (x) identical to that of the Nonstatutory Stock Option covering 593,202 shares granted to Executive on May 2, 2013 (“Initial Option”), with respect to two-thirds of the True Up Option, and (y) identical to that of the RSU Award, with respect to one-third of the True Up Option (including, in each case and without limitation, the same commencement date for vesting). The exercise price of each True-Up Option shall in each case be equal to the fair market value of the Common Stock of the Company on the date of grant of such Option, as determined by the Board. Without limiting the generality of the foregoing, any True-Up Option issued in connection with an IPO will be issued on the date the Company executes an underwriters’ agreement with respect to that IPO and will have an exercise price equal to the IPO offering price, but in no event will the exercise price be less than the stock’s fair market value on the date of grant as determined by the Company.

If, while any portion of the Initial Option or the RSU Award remains outstanding, any convertible debt of the Company issued prior to the first anniversary of the Commencement Date (or, if sooner, issued prior to the cessation of Executive’s service to the Company) is actually converted into shares of the Company’s stock, the Company will issue to Executive another stock option with respect to a number of shares of Company Common Stock equal to three ninety-sevenths (3/97) of the shares of Company Common Stock into which such debt is converted. Each such option will be known as an “Additional Option.” The term of each such Additional Option will expire on the tenth anniversary of the date of grant of the RSU Award (the “Expiration Date”). The exercise price for each such Additional Option shall be $0.31 per share (subject to adjustment for stock splits, reverse splits, mergers, reorganizations, recapitalizations and similar events or transactions). The vesting schedule for each such Additional Option shall be (x) identical to that of the Initial Option, with respect to two-thirds of the Additional Option, and (y) identical to that of the RSU Award, with respect to one-third of the Additional Option (including, in each case and without limitation, the same commencement date for vesting); provided that any such Additional Option may only be exercised, to the extent vested, during the period beginning on the earliest of the following to occur after the grant of such option: (i) Executive’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) or, if Treas. Reg. § 1.409A-3(i)(2) applies, six months and one day following Executive’s separation from service, (ii) the time immediately preceding a Change in Control (as defined in Executive’s Restricted Stock Unit Agreement), but only if such Change in Control also constitutes a “change in control event” (as that term is defined in Treas. Reg. § 1.409A-3(i)(5)(i)), or (iii) the first day of the calendar year in which the Expiration Date occurs. Once exercisable, each such Additional Option will continue to be exercisable until (x) the last day of the calendar year in which the option became exercisable (if such Additional Option became exercisable pursuant to (i), above), (y) the closing of the Change in Control (if such Additional Option became exercisable pursuant to (ii), above), or (z) the Expiration Date (if such Additional Option became exercisable pursuant to (iii), above), and thereafter shall expire.

The grant of such option(s) shall be subject to the other terms and conditions set forth in the Option Plan and in the Notice of Stock Option Grant and Stock Option Agreement used to document the Initial Option, as amended (subject, in the case of an Additional Option, to such modifications as are necessary to reflect the Section 409A-compliant exercise arrangement described in the preceding paragraph). For clarity, no True Up Options will be awarded if the number of issued and outstanding shares of Company capital stock increases because of a Capitalization Adjustment, as that term is defined in the Restricted Stock Unit Agreement. Rather, in that case, the number and/or type of shares subject to the RSU Award and all options then held by Executive, and the exercise price of those options, will be equitably adjusted to reflect that Capitalization Adjustment.

(f)            Special Gross-Up Bonuses. On each date RSU Shares are delivered, the Company will pay Executive a lump sum cash bonus equal to the product of the number of RSU Shares delivered on such date and $2.48, less applicable taxes and withholdings. The per share bonus amount shall be equitably adjusted in the event of any Capitalization Adjustment. In no event shall the cash bonuses payable pursuant to this Section 3(f) exceed $387,000 in the aggregate (before adjustment for applicable taxes and withholdings).

4.            Business Expenses. The Company shall pay directly, or reimburse, Executive for travel and business expenses for meetings, conferences and other events as directed by the Company, in accordance with the Company’s generally applicable policies. Executive shall be entitled to travel at a class of accommodations equivalent to the other members of the Company’s executive team. In addition, within 30 days following the execution of this Agreement, the Company will pay Executive $5,000 to reimburse him for certain trip cancellation expenses incurred by him for the benefit of the Company.

5.            Indemnification. Executive will be entitled to indemnification pursuant to the Company’s bylaws and the Indemnification Agreement in effect between Executive and the Company dated January 23, 2013. In addition, promptly after the execution of this Agreement the Company shall engage Willis Insurance (or another firm reasonably acceptable to Executive) to assess the adequacy of the Company’s current directors and officers insurance policy in light of the Company’s size and market and shall make adjustments to such coverage if and to the extent reasonably recommended by that firm.

6.            Severance Upon Certain Terminations. Upon termination of Executive’s employment, Executive will receive payment for any accrued but unpaid wages, accrued but unused vacation and for any incurred but unreimbursed business expenses, subject to the Company’s policies for expense reimbursements. In addition, if Executive’s employment terminates after the occurrence of the Capital Increase, and such termination is effectively carried out by the Company pursuant to Section 2(a) or by Executive pursuant to Section 2(c), then the Company will (a) make a cash lump sum payment to Executive equal to 150% of his Base Salary (at the rate in effect immediately prior to such termination), less applicable taxes and withholdings, which lump sum will be paid on the first regularly scheduled payroll date that occurs at least 53 days following such termination (but no earlier than the effective date of a release agreement as further discussed in this Section 6), and (b) for a period of 12 months (or, if required by applicable law, in a lump sum equal to the amount that would have been paid over the course of 12 months), pay to Executive a monthly stipend equal to Executive’s premiums for continuation of medical and dental benefits pursuant to Executive’s COBRA election (grossed up to account for applicable taxes and withholdings); provided, however, that the payments and benefits described in this Section 6 are expressly conditioned upon Executive’s execution of a general release of claims against the Company and its affiliates (excluding rights in his capacity as a stockholder, rights with respect to equity incentive awards and rights to indemnification for acts performed in his capacity as an director, officer or employee) in a mutually acceptable form, and upon such release becoming effective no later than 53 days following such termination. Notwithstanding the foregoing, for the 24 month period following any Change in Control: (x) the reference to “150%” in Section 6(a) will be replaced by “225%,” and (y) the references to “12 months” in Section 6(b) will be replaced by “18 months.”

7.            Arbitration. Any controversy or claim arising out of this Agreement, other than such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be settled by final and binding arbitration . The arbitration shall take place in New York, New York or, at Executive’s option, the County in which Executive primarily resided during his service to the Company. The arbitration shall be administered by the American Arbitration Association (the “AAA”) by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA. Any award or finding shall be confidential. Executive and the Company shall share the costs of arbitration equally and each party shall be responsible for its own attorneys’ fees. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award.

8.            Company’s Proprietary Rights and Nondisclosure. Executive recognizes that he may be exposed to or have access to information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company and agrees as follows:

(a)           All Proprietary Information (as defined below), whether presently existing or developed in the future, shall be the sole property of the Company and its assigns. In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information.

(b)           The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes, without limitation, (x) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (y) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists; and information regarding the skills and compensation of employees of the Company and the Company’s internal organization.

(c)           During and after his service to the Company, Executive will keep in confidence and trust all Proprietary Information and shall not reproduce, use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the services to be provided hereunder.

9.            Nondisclosure of Third-Party Information. Executive understands that the Company has received and will receive from third parties information that is confidential or proprietary and that is subject to restrictions on the Company’s use and disclosure (“Third-Party Information”). During and after his service to the Company, Executive will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized to act otherwise by the Company.

10.          No Improper Use of Materials. Executive agrees not to bring to the Company or to use in the performance of services for the Company any materials or documents of a present or former employer of Executive, or any materials or documents obtained by Executive under a binder of confidentiality imposed by reason of another of Executive’s relationships, unless such materials or documents are generally available to the public or Executive has authorization from such present or former employer, client or employee for the possession and unrestricted use of such materials. Executive understands that Executive is not to breach any obligation of confidentiality that Executive has to present or former employers or clients, and agrees to fulfill all such obligations during his service to the Company.

11.          Section 409A. If the termination giving rise to the payments described in Section 6 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to any payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1(b)(9)(iii)(or any successor provisions) to amounts payable to Executive. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

With respect to any expense reimbursement or in-kind benefit provided to Executive that constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, (a) the expenses must be incurred during Executive’s lifetime, (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

12.          Amendment to Existing Stock Option Agreement. The Stock Option Agreement between the Company and Executive dated May 2, 2013 is hereby amended as follows:

(a)           The third to last sentence of the attached Notice of Stock Option Grant is deleted and replaced with the following: “By signing below, the Optionee and the Company agree that this option is granted under, and governed by the terms and conditions of the, the 2005 Stock Option Plan (as amended and restated August 13, 2007) and the Stock Option Agreement.”

(b)           The following language is hereby deleted from Subsection 1(c): “, provided, however, that notwithstanding the foregoing or any other provision of this Agreement or the Notice of Stock Option Grant, Sections 11(a) of the Plan will not apply”

(c)           The following language is hereby added to the end of Section 11: “However, notwithstanding anything to the contrary herein or in the Plan: (i) The second sentence of Section 8(b) of the Plan shall not apply to this option, and (ii) Subsection 8(b)(v) of the Plan shall not apply to this option, and (iii) Subsection 8(b)(iv) of the Plan shall not apply to this option in the event of any merger or consolidation that does not constitute a Change in Control (as defined in Section 14(d) of this Agreement).”

(d)           Subsection 14(aa) is hereby deleted and replaced with the following: “‘Share’ shall mean one share of Stock, as adjusted in accordance with Section 8 of the Plan (to the extent applicable).”

(e)           Subsection 14(d) is hereby deleted and replaced with the following: “‘Change in Control’ shall have the same meaning as defined in the Restricted Stock Unit Agreement between the Company and the Optionee dated November 7, 2013.”

(f)            Subsections 14(o)(ii) and (iii) are hereby deleted and replaced with the following: “or (ii) the resignation of the Optionee with Good Reason, as that term is defined in the Employment Agreement.”

(g)           Subsection 14(v) is hereby deleted and replaced with the following: “‘Plan’ shall mean the NephroGenex, Inc. 2005 Stock Option Plan (as amended and restated August 13, 2007).”

(h)           The following new definition is added to Section 14 and the other subsections of Section 14 are renumbered accordingly: “‘Employment Agreement’ means that certain Executive Employment Agreement between the Company and the Optionee dated November 7, 2013.”

13.          Miscellaneous Provisions.

(a)           Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by a nationally recognized overnight courier with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, arrangements and agreements regarding this subject matter, including that certain Executive Chairman Service Agreement between Executive and the Company dated January 23, 2013.

(d)           Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to its rules and provisions governing choice of laws. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e)           No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f)            Legal Fees. The Company shall reimburse Executive for his reasonable legal fees in connection with the preparation of this Agreement and the RSU Award described above in Section 3, up to a maximum of $20,000.

(g)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, each of the parties has executed this Executive Employment Agreement, in the case of the Company by its duly authorized officer, on the day and year first above written.

/s/ Pierre Legault
Pierre Legault

NephroGenex, inc.

By:	/s/ Richard J. Markham
Name:	Richard J. Markham
Title:	Chairman of the Board